Exhibit 3.28

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “WESTERN SKY INDUSTRIES, LLC”, CHANGING ITS NAME FROM “WESTERN SKY INDUSTRIES, LLC” TO “ELECTROMECH TECHNOLOGIES LLC”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF DECEMBER, A.D. 2013, AT 10:39 O’CLOCK A.M.

State of Delaware Secretary of State Division of Corporations Delivered 11:26 AM 12/18/2013 FILED 10:39 AM 12/18/2013 SRV 131441400 – 2118418 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: WESTERN SKY INDUSTRIES, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Article First of the Certificate of Formation is hereby amended in its entirety to read as follows: “The new name of the limited liability company shall be ELECTROMECH TECHNOLOGIES LLC.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 17th day of December, A.D. 2013.